CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com

Axon Q3 Results: Record Revenue of $105 million; Software Annual Recurring Revenue Exceeds $100 million

Scottsdale, Ariz., November 6, 2018— Axon (Nasdaq: AAXN), the global leader in public safety technology, today released the following quarterly update letter to shareholders. Results included:

•	Total quarterly revenue of $104.8 million, up 16% year-over-year

•	Axon Cloud revenue of $23.9 million, up 47% year-over-year

•	Software & Sensors annual recurring revenue of $101.6 million, up 60% year-over-year

•	All-new TASER 7 conducted energy weapon in active field trials, shipping soon

•	Introduced Axon Body 3, with LTE live-streaming capability

Dear shareholders,

Axon's third quarter was highlighted by both innovation and execution. For the 25th anniversary of the company's founding, we were delighted to introduce the TASER 7 at the International Association of Chiefs of Police Conference in early October.

TASER 7 is the first ground-up redesign of the TASER handheld weapon since the founding of the company in 1993. TASER 7 improves performance across all key metrics, increasing effectiveness, reducing size and improving ease of use. TASER 7 delivers a more compact multi-shot weapon, faster reloads, more stable darts with greater kinetic energy, and increased effectiveness yielding faster, more reliable threat stoppage. New adaptive cross connect technology actively measures and optimizes the flow of charge across up to four probes deployed on the target.

TASER 7 is the most effective TASER weapon ever developed and represents a new premium tier in our weapons category that creates a compelling upgrade opportunity for our entire installed base. It also represents an important step toward our mission of making the bullet obsolete.

Also, for the first time, the TASER 7 integrates seamlessly with our cloud-based software solution for Axon on-officer cameras without requiring a manual connection through a PC. Each TASER 7 is sold with a dock and subscription on Axon Evidence (Evidence.com). Law enforcement customers across the board tell us that TASER 7 is a game changer. It has already been ordered for full deployment by the Fort Worth Police Department and the Nevada State Highway Patrol and is in field trials with several other major agencies. We expect to begin meaningful shipments in December and will continue to sell prior models.

In early October, we also introduced the Axon Body 3 camera, Axon's first LTE-connected device. Axon will procure embedded LTE services directly from FirstNet, built with AT&T, and Verizon's dedicated Public Safety Private Core, eliminating the need for agencies to handle the logistics of a separate LTE bill.

Axon Body 3 retains all the features that made Axon Body 2 the market leader, including full-shift battery life, ruggedness, simplicity, and ease of use. Improvements include better low-light capture, higher image clarity, GPS functionality, and audio that allows for ambient noise reduction. Axon Body 3 also offers live-streaming video and the ability to react to active intelligence, with a processor that can handle edge-AI capabilities such as gunshot detection.

Live streaming offers command staff real-time insight into what is happening during a major incident. In incidents such as mass shootings, bomb scares or SWAT team entries, command staff can see what the officers on the ground are seeing and can more expeditiously allocate the appropriate resources and inform the public. Also, we believe that arriving officers can perform better if they have enhanced situational awareness in advance.

The timing of Axon Body 3's introduction was optimized for 2019 procurement cycles and to leverage the inflection point in adoption of FirstNet's and Verizon's mission-critical LTE services. Some agencies will receive test units in early 2019 and we expect shipments to begin ramping in mid-2019.

In conjunction with revealing two new compelling hardware products — TASER 7 and Axon Body 3 — we also unveiled our go-to-market strategy for Axon Records, our new law enforcement records management system currently under development. In short, Axon is disrupting how agency records management systems are packaged and sold. Agencies that procure the TASER 7 and Axon Body 3 via our Officer Safety Plan package will receive Axon Records' core functionality at no incremental cost for five years. Because records management systems represent one of the largest technology costs for agencies, we believe this offering provides us with a significant competitive advantage.

Axon Records remains on track to be commercially available in Q3 2019, with deployments beginning to scale at that time. We are building a foundational product, upon which we will incorporate additional modules and apps over time, including transcription and automatic report writing. Axon Records will support the key functions that agencies require, including incident report writing, case management, routing and task management, and Axon Evidence integration.

Making Axon Records available for free as part of our popular Officer Safety Plan is a strategy designed to rapidly drive mass adoption. Combining agencies' text records with on-officer camera data puts video at the heart of the record and creates the ecosystem for us to develop breakthrough premium services, leveraging our industry-leading AI team. Axon Records creates the training data set to enable us to develop AI models that extract the records meta data from the audio-video data. The value created by automating the incident report creation process will be far greater than the value of any records system currently in existence.

Summary of Q3 2018 Results (1)

•	Revenue of $104.8 million grew 16% year-over-year, with strength driven by domestic weapons demand and Axon Fleet.

•	Gross margin of 62.6% was up 750 basis points from gross margin of 55.1% in Q3 2017.

◦
Much of the improvement in gross margin was driven by an improved mix of body-camera shipments, better margins associated with Axon Fleet, which were negative one year ago as Axon deployed leader pricing to early adopters, and the elimination of duplicate data storage costs, which were incurred one year ago as we transitioned from Amazon Web Services to Microsoft Azure.

•	Operating expenses of $61.7 million grew 7% sequentially.

◦
The increase in operating expenses was driven by a 19% increase in research and development spending as we added engineering talent to support Axon Records and incurred incremental costs in our final push to bring the TASER 7 to market.

◦
SG&A spending grew 0.9% sequentially, reflecting additional payroll to support our growth, offset by ongoing cost control measures and lower professional and consulting fees. Q3 2018 SG&A expenses include a non-cash intangible asset abandonment charge of $2.0 million.

•	GAAP EPS was $0.10. Non-GAAP EPS of $0.20, which excludes $0.10 related to stock-based compensation expense, was up substantially versus non-GAAP EPS of $0.05 a year ago.

•	Adjusted EBITDA of $15.5 million grew 129% year over year and represents an Adjusted EBITDA margin of 14.8%.

(1) Amounts for Q3 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605. Revenue for Q3 2018 would have been $102.6 million under ASC 605.

Financial commentary by segment

TASER Weapons

	Three Months Ended			Change
	September 30, 2018	June 30, 2018	9/30/2017	QoQ	YoY
TASER Weapons
Net sales	$63,666	$60,624	$59,416	5.0%	7.2%
Gross margin	69.8%	70.8%	67.6%	-100bp	220bp
(1) Amounts for the three months ended September 30, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

•	TASER weapons sales grew 7% year over year and 5% sequentially as Q3 2018 benefited from higher handle volumes tied to shipments to domestic customers and an increase in cartridge revenue.

•	Weapons gross margin was up 220 basis points year over year and was higher than the average of the prior six quarters on customer mix.

•
About 33% of TASER weapons sales in Q3 2018 were sold on a recurring payment plan such as TASER 60 or Officer Safety Plan. We expect recurring payment plan subscriptions to increase substantially in 2019 as we drive sales of TASER 7, which includes a software subscription with Axon Evidence.

Software & Sensors

	Three Months Ended			Change
	September 30, 2018	June 30, 2018	September 30, 2017 (1)	QoQ	YoY
Software and Sensors
Axon Cloud net sales	$23,913	$22,505	$16,277	6.3%	46.9%
Axon Cloud gross margin	73.9%	77.8%	63.6%	-390bp	1030bp

Sensors and Other net sales	$17,257	$16,097	$14,569	7.2%	18.5%
Sensors and Other gross margin	20.6%	16.7%	(5.3)%	390bp	2,590bp
(1) Amounts for the three months ended September 30, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

•	Axon Cloud sales grew 47% year over year to $23.9 million.

•
Axon Cloud gross margin gained year over year largely due to the elimination of data migration costs that we incurred a year ago, and was down sequentially because of professional services fees, which vary by quarter.

•
Sensors and Other sales, which primarily consist of hardware sensors, totaled $17.3 million and were boosted by installations of the new Axon Fleet 2, which began shipping in September. We believe our progress and success with Axon Fleet, which began shipping in Q2 2017, demonstrates our ability to identify a market adjacency and expand into a compelling new product category.

•	Sensors and Other gross margin was adversely affected by delivering upon VIEVU contracts we acquired in May.

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Software and Sensors Bookings	$92,895	$88,860	$97,528	$71,154	$77,976
Software and Sensors Annual Recurring Revenue (1)	$101,618	$92,711	$83,310	$69,960	$63,694
Cumulative Axon Cloud seats booked	325,200	305,200	226,900	201,500	187,400
(1) Monthly recurring license, integration, warranty, and storage revenue annualized.

•
Software & Sensors bookings of $92.9 million grew 5% sequentially and 19% year over year, and represented strength across categories, including domestic bookings of Axon Fleet and new international markets adopting Axon solutions.

•	Software & Sensors annual recurring revenue (software & warranty) was $101.6 million, surpassing $100 million for the first time, and reflecting growth of 60% year over year.

•	As of September 30, 2018, we had 325,200 booked seats on the Axon network, representing an increase of 20,000 seats from June 30, 2018.

•	As of September 30, 2018, Software & Sensors backlog increased to approximately $700 million, which is a subset of Axon's total remaining performance obligations of approximately $820 million.

Outlook

We are providing the following updated guidance for the full year ending December 31, 2018:

•	Maintaining revenue growth guidance of 18% to 20%.

◦	Based on current Q4 business trends, we are tracking to achieve the midpoint of our full year guidance range.

◦	We expect TASER 7 to contribute modestly to Q4 2018 and to be a significant growth driver beginning in 2019.

•	Reiterating Adjusted EBITDA margin guidance of 14% to 16%, which compares to Adjusted EBITDA margin of 11.6% in 2017.

◦	The Adjusted EBITDA margin guidance range includes the impact of cost absorption related to a large domestic customer transitioning from VIEVU cameras to Axon Body 2 cameras, beginning in Q4 2018.

•	A normalized tax rate of 20% to 25%, which can fluctuate depending on geography of income and the effects of discrete items, including changes in our stock price; and

•	Capital expenditures in the range of $10 million to $12 million.

Looking ahead, you can expect to see us continue to deliver product innovation and a superior customer experience, stay scrappy and remain focused on driving strong top-line growth and profitability. We look forward to updating you again in 2019.

Signed,

Rick Smith, CEO
Luke Larson, President
Jawad Ahsan, CFO

Quarterly conference call and Webcast

We will host our Q3 2018 earnings conference call on Tuesday, November 6, 2018 at 2 p.m. PT / 3 p.m. AZT / 5 p.m. ET.

The call will be available via live audio webcast and archived replay on Axon's investor relations website at https://investor.axon.com.

Statistical Definitions

Software & Sensors bookings are an indication of the activity the Company is seeing relative to Software & Sensors hardware, software and Axon Evidence. We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided. Most bookings will be invoiced in subsequent periods.

Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although Axon has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate money in future year budgets or do enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Non-GAAP Measures

To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share and Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

•	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.

•
Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (described below).

•
Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding pre-tax certain other items, including, but not limited to, net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; and costs related to business acquisitions. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.

•
Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company's Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.

•
Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment, intangible assets and cash flows related to business acquisitions.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon

Axon is a network of devices, apps, and people that helps law enforcement become smarter and safer. Our mission is to Protect Life. Our technologies give law enforcement and public safety personnel the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of an officer's day-to-day experience.

We work hard for those who put themselves in harm's way for all of us. To date, there are more than 325,200 software seats booked on the Axon network around the world and more than 207,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Amazon is a trademark of Amazon, AT&T is a trademark of AT&T Intellectual Property II, L.P. AT&T Intellectual Property, Inc., Azure is a trademark of the Microsoft Corporation, Facebook is a trademark of Facebook, Inc., FirstNet is a trademark of the US Department of Commerce, LTE is a trademark of the European Telecommunications Standards Institute, Twitter is a trademark of Twitter, Inc., and Verizon is a trademark of Verizon Trademark Services, LLC.

Axon, Axon Body 3, Axon Fleet, Axon Fleet 2, Axon Network, Axon Evidence (Evidence.com), the Delta Logo, Protect Life, Smart Weapons, TASER, and TASER 7 are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:
Axon on Twitter: https://twitter.com/axon_us
Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

These forward-looking statements include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10-K for the year ended December 31, 2017. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: customer purchase behavior, including adoption of our software as a service delivery model; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; our ability to design, introduce and sell new products or features; our ability to manage our supply chain and avoid production delays or shortages; changes in the costs of product components and labor; defects in our products; the impact of product mix on projected gross margins; loss of customer data, a breach of security or an extended outage, including our reliance on third party cloud-based storage providers; negative media publicity regarding our products; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our product by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; counter-party risks relating to cash balances held in excess of FDIC insurance limits; our ability to integrate acquired businesses; and our ability to attract and retain key personnel. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Annual Report on Form 10-K that we filed with the SEC on March 1, 2018 listed various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading “Risk Factors” in the Report on Form 10-K and in the Report on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Please visit https://investor.axon.com, https://www.axon.com/press, www.twitter.com/axon_us and https://www.facebook.com/Axon.ProtectLife/ where Axon discloses information about the company, its financial information, and its hbusiness.

For investor relations information please contact Andrea James via email at IR@axon.com.

# # #

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017 (1)	2018	2017 (1)
Net sales from products	$80,923	$76,721	$73,985	$238,618	$208,351
Net sales from services	23,913	22,505	16,277	66,659	40,796
Net sales	104,836	99,226	90,262	305,277	249,147
Cost of product sales	32,953	31,087	34,573	96,474	91,817
Cost of service sales	6,250	4,996	5,924	15,566	13,258
Cost of sales	39,203	36,083	40,497	112,040	105,075
Gross margin	65,633	63,143	49,765	193,237	144,072
Operating expenses:
Sales, general and administrative	39,685	39,343	36,398	114,787	99,079
Research and development	21,982	18,501	14,166	55,602	39,618
Total operating expenses	61,667	57,844	50,564	170,389	138,697
Income (loss) from operations	3,966	5,299	(799)	22,848	5,375
Interest and other income, net	1,274	(295)	1,430	2,242	3,320
Income before provision for income taxes	5,240	5,004	631	25,090	8,695
Provision for (benefit from) income taxes	(471)	(3,481)	209	(2,032)	1,417
Net income	$5,711	$8,485	$422	$27,122	$7,278
Net income per common and common equivalent shares:
Basic	$0.10	$0.15	$0.01	$0.49	$0.14
Diluted	$0.10	$0.15	$0.01	$0.47	$0.14
Weighted average number of common and common equivalent shares outstanding:
Basic	58,340	55,527	52,831	55,681	52,663
Diluted	59,805	57,054	53,843	57,254	53,762
(1) Amounts for the three and nine months ended September 30, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

AXON ENTERPRISE, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended September 30, 2018			Three Months Ended June 30, 2018			Three Months Ended September 30, 2017 (1)
	TASER Weapons	Software and Sensors	Total	TASER Weapons	Software and Sensors	Total	TASER Weapons	Software and Sensors	Total
Net sales from products (2)	$63,666	$17,257	$80,923	$60,624	$16,097	$76,721	$59,416	$14,569	$73,985
Net sales from services (3)	—	23,913	23,913	—	22,505	22,505	—	16,277	16,277
Net sales	63,666	41,170	104,836	60,624	38,602	99,226	59,416	30,846	90,262
Cost of product sales	19,256	13,697	32,953	17,681	13,406	31,087	19,237	15,336	34,573
Cost of service sales	—	6,250	6,250	—	4,996	4,996	—	5,924	5,924
Cost of sales	19,256	19,947	39,203	17,681	18,402	36,083	19,237	21,260	40,497
Gross margin	44,410	21,223	65,633	42,943	20,200	63,143	40,179	9,586	49,765
Sales, general and administrative	22,574	17,111	39,685	21,920	17,423	39,343	20,575	15,823	36,398
Research and development	4,837	17,145	21,982	4,019	14,482	18,501	1,856	12,310	14,166
Income (loss) from operations	$16,999	$(13,033)	$3,966	$17,004	$(11,705)	$5,299	$17,748	$(18,547)	$(799)

Gross margin %	69.8%	51.5%	62.6%	70.8%	52.3%	63.6%	67.6%	31.1%	55.1%
Operating margin %	26.7%	(31.7)%	3.8%	28.0%	(30.3)%	5.3%	29.9%	(60.1)%	(0.9)%

	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017 (1)
	TASER Weapons	Software and Sensors	Total	TASER Weapons	Software and Sensors	Total
Net sales from products (2)	$187,814	$50,804	$238,618	$170,103	$38,248	$208,351
Net sales from services (3)	—	66,659	66,659	—	40,796	40,796
Net sales	187,814	117,463	305,277	170,103	79,044	249,147
Cost of product sales	57,480	38,994	96,474	53,341	38,476	91,817
Cost of service sales		15,566	15,566	—	13,258	13,258
Cost of sales	57,480	54,560	112,040	53,341	51,734	105,075
Gross margin	130,334	62,903	193,237	116,762	27,310	144,072
Sales, general and administrative	65,759	49,028	114,787	55,283	43,796	99,079
Research and development	11,816	43,786	55,602	5,931	33,687	39,618
Income (loss) from operations	$52,759	$(29,911)	$22,848	$55,548	$(50,173)	$5,375

Gross margin %	69.4%	53.6%	63.3%	68.6%	34.6%	57.8%
Operating margin %	28.1%	(25.5)%	7.5%	32.7%	(63.5)%	2.2%

(1) Amounts for the three and nine months ended September 30, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

(2) Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.

(3) Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole numbers

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Unit Change	Percent Change	2018	2017	Unit Change	Percent Change

TASER X26P	18,842	13,472	5,370	39.9%	53,226	47,031	6,195	13.2%
TASER X2	16,729	21,896	(5,167)	(23.6)	52,767	54,423	(1,656)	(3.0)
TASER Pulse and Bolt	3,750	2,944	806	27.4	10,908	8,863	2,045	23.1
Cartridges	598,119	643,077	(44,958)	(7.0)	1,742,207	1,818,345	(76,138)	(4.2)
Axon Body	17,622	28,669	(11,047)	(38.5)	59,798	75,864	(16,066)	(21.2)
Axon Flex	3,487	8,298	(4,811)	(58.0)	10,461	20,772	(10,311)	(49.6)
Axon Fleet	1,601	1,598	3	0.2	5,537	1,598	3,939	246.5
Axon Dock	3,525	6,440	(2,915)	(45.3)	13,903	19,584	(5,681)	(29.0)
TASER Cam	1,339	1,512	(173)	(11.4)	6,358	4,187	2,171	51.9

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017 (1)	2018	2017 (1)
EBITDA and Adjusted EBITDA:
Net income	$5,711	$8,485	$422	$27,122	$7,278
Depreciation and amortization	3,065	2,750	2,277	8,226	5,677
Interest expense	16	17	49	53	132
Investment interest income	(1,256)	(595)	(189)	(1,926)	(677)
Provision for (benefit from) income taxes	(471)	(3,481)	209	(2,032)	1,417
EBITDA	$7,065	$7,176	$2,768	$31,443	$13,827

Adjustments:
Stock-based compensation expense	$6,255	$4,954	$4,000	$15,302	$11,423
Transaction costs and adjustments related to business acquisition	—	1,382	—	1,382	—
Loss on disposal and abandonment of intangible assets	2,049	54	—	2,103	—
Loss on disposal and impairment of property and equipment, net	137	119	—	290	—
Adjusted EBITDA	$15,506	$13,685	$6,768	$50,520	$25,250
Net income as a percentage of net sales	5.4%	8.6%	0.5%	8.9%	2.9%
Adjusted EBITDA as a percentage of net sales	14.8%	13.8%	7.5%	16.5%	10.1%
(1) Amounts for the three and nine months ended September 30, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(Unaudited)
Dollars in thousands

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017 (1)	2018	2017 (1)
Non-GAAP net income:
GAAP net income	$5,711	$8,485	$422	$27,122	$7,278
Non-GAAP adjustments:
Stock-based compensation expense	6,255	4,954	4,000	15,302	11,423
Loss on disposal and abandonment of intangible assets	2,049	54	—	2,103	—
Loss on disposal and impairment of property and equipment, net	137	119	—	290	—
Transaction costs and adjustments related to business acquisition	—	1,382	—	1,382	—
Income tax effects	(2,048)	(1,580)	(1,515)	(4,629)	(4,298)
Income tax benefit of CEO stock option exercise	—	(3,362)	—	(3,362)	—
Non-GAAP net income	$12,104	$10,052	$2,907	$38,208	$14,403

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017 (1)	2018	2017 (1)
Non-GAAP diluted earnings per share:
GAAP diluted earnings per share	$0.10	$0.15	$0.01	$0.47	$0.14
Non-GAAP adjustments:
Stock-based compensation expense	0.10	0.09	0.07	0.27	0.21
Loss on disposal and abandonment of intangible assets	0.03	—	—	0.04	—
Loss on disposal and impairment of property and equipment, net	0.00	0.00	—	0.01	—
Transaction costs and adjustments related to business acquisition	—	0.02	—	0.02	—
Income tax effects	(0.03)	(0.03)	(0.03)	(0.08)	(0.08)
Income tax benefit of CEO stock option exercise	—	(0.06)	—	(0.06)	—
Non-GAAP diluted earnings per share (2)	$0.20	$0.18	$0.05	$0.67	$0.27

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	59,805	57,054	53,843	57,254	53,762
(1) Amounts for the three and nine months ended September 30, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.
(2) The per share calculations for GAAP net income, Non-GAAP adjustments and Non-GAAP diluted earnings per share are each computed independently. Per share amounts may not sum due to rounding.

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$324,371	$75,105
Short-term investments	500	6,862
Accounts and notes receivable, net	116,518	56,064
Contract assets, net	13,263	—
Inventory	39,221	45,465
Prepaid expenses and other current assets	30,514	21,696
Total current assets	524,387	205,192

Property and equipment, net	35,613	31,172
Deferred income tax assets, net	18,080	15,755
Intangible assets, net	16,956	18,823
Goodwill	25,043	14,927
Long-term notes receivable, net of current portion	38,220	36,877
Other assets	23,396	15,366
Total assets	$681,695	$338,112

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$8,998	$8,592
Accrued liabilities	36,908	23,502
Current portion of deferred revenue	89,637	70,401
Customer deposits	4,111	3,673
Current portion of business acquisition contingent consideration	1,736	1,693
Other current liabilities	115	89
Total current liabilities	141,505	107,950

Deferred revenue, net of current portion	69,382	54,881
Liability for unrecognized tax benefits	1,805	1,706
Long-term deferred compensation	3,590	3,859
Business acquisition contingent consideration, net of current portion	—	1,048
Other long-term liabilities	5,751	1,224
Total liabilities	222,033	170,668

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	447,933	201,672
Treasury stock	(155,947)	(155,947)
Retained earnings	169,301	123,185
Accumulated other comprehensive income	(1,626)	(1,467)
Total stockholders’ equity	459,662	167,444
Total liabilities and stockholders’ equity	$681,695	$338,112

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017 (1)	2018	2017 (1)

Net income	$5,711	$8,485	$422	$27,122	$7,278
Depreciation and amortization	3,065	2,750	2,277	8,226	5,677
Stock-based compensation	6,255	4,954	4,000	15,302	11,423
Net cash provided by (used in) operating activities	16,530	(1,947)	6,607	32,636	(5,851)
Net cash provided by (used in) investing activities	1,223	(8,494)	7,514	(6,003)	9,551
Net cash provided by (used in) financing activities	(1,039)	226,667	(244)	222,158	(1,575)

Cash and cash equivalents	324,371	307,507	43,471	324,371	43,471
Restricted cash	2,477	2,470	3,326	2,477	3,326
Cash, cash equivalents and restricted cash, end of period	326,848	309,977	46,797	326,848	46,797

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017 (1)	2018	2017 (1)

Net cash provided by (used in) operating activities	$16,530	$(1,947)	$6,607	$32,636	$(5,851)
Purchases of property and equipment	(2,215)	(3,602)	(3,331)	(6,880)	(9,072)
Purchases of intangible assets	(206)	(220)	(261)	(460)	(431)
Cash flows related to business acquisitions	24	(5,014)	(4,150)	(4,990)	(10,629)
Free cash flow (deficit), a non-GAAP measure	$14,133	$(10,783)	$(1,135)	$20,306	$(25,983)
(1) Amounts for the three and nine months ended September 30, 2017 have not been adjusted under the modified retrospective method of adoption of Topic 606, and are presented consistent with the prior period amounts reported under ASC 605.

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